EXHIBIT 99.1

Media Relations	Public Service Enterprise Group 80 Park Plaza, T6 Newark, NJ 07102

FOR IMMEDIATE RELEASE	CONTACT:	Mike Jennings
October 5, 2016		973-430-6406
Michael.Jennings@pseg.com

PSEG To Retire Two New Jersey Coal Plants In 2017

Plants located in Jersey City and Hamilton Township

PSEG committed to working with union and other parts of PSEG business to limit impact on the 200 affected employees

(October 5, 2016 — Newark, N.J.) — PSEG announced today that its Hudson Generation Station in Jersey City, N.J., and its Mercer Generation Station in Hamilton Township, N.J., will be retired on June 1, 2017.

“The sustained low prices of natural gas have put economic pressure on these plants for some time. In that context, we could not justify the significant investment required to upgrade these plants to meet the new reliability standards,” said Bill Levis, president and chief operating officer-PSEG Power. “The plants have been infrequently called on to run and neither plant cleared the last two PJM capacity auctions. The plants’ capacity payments have been critical to their profitability and PSEG’s ability to continue to invest in modernizing them.”

PSEG stressed that it is committed to treating the approximately 200 employees at Hudson and Mercer fairly during the process of retiring the existing units.

“These plants have played a critical role in powering the growth and economic expansion of New Jersey and PSEG is grateful to our employees who have played a part in building and running them for the past 50 years,” said Levis. “We will work with our union and PSEG leadership to ensure that the plants continue to operate safely through their retirement dates and to place as many employees as possible within PSEG’s family of companies.”

PSEG remains committed to meeting the long-term energy needs of New Jersey and the region and currently is investing more than $600 million in a new state-of-the-art combined-cycled gas plant in Sewaren, N.J., as well as new plants in Connecticut and Maryland. Currently, PSEG Power has gas facilities representing nearly 4,000 MWs of generating capacity in New Jersey and owns 3,740 MWs of nuclear generation, of which approximately 2,500 MWs are located in New Jersey.

PSEG has long been an advocate for fuel diversity, both in its generation fleet and in the PJM pool. With the announced closing of the coal plants, New Jersey’s energy now will be split almost evenly between nuclear and natural gas, with a small but growing amount of renewable energy. “We continue to believe that it is unwise for New Jersey to become too overly dependent on one source of energy,” said Levis. “With the continued low cost of natural gas, it is important that we recognize and support the full value of non-carbon, non-polluting nuclear and renewable energy.”

PSEG noted that it is evaluating all options for future use of the sites.

The decision to retire the Hudson and Mercer plants early triggers certain changes in accounting treatment that will have a material effect on PSEG’s and PSEG Power’s reported results. In the third quarter of 2016, PSEG and PSEG Power expect to recognize one-time charges in Energy Costs and Operation and Maintenance expense ranging from an estimated $40 million to $70 million and $35 million to $77 million, respectively, related to the cost of shutting down these units, including coal and other materials and supplies, inventory reserve adjustments, employee-related continuance, and severance benefits costs.

In addition to these one-time charges, there will be ongoing annual incremental non-cash charges to earnings of $560 million to $580 million in 2016 and $940 million to $960 million in 2017 due to the shortening of the expected economic useful lives of the Hudson and Mercer plants. These charges are detailed in the Form 8K that PSEG and PSEG Power filed today and will be discussed in more detail when PSEG reports third quarter earnings on October 31, 2016.

Mercer Generation Station was opened in 1960. It currently has a capacity of 632 MWs. Hudson Generation Station was opened in 1968 and had a capacity of 620 MWs. The 200 employees are roughly split between the two locations.

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Public Service Enterprise Group (NYSE: PEG) is a publicly traded diversified energy company with annual revenues of $10.4 billion. Its operating subsidiaries are: Public Service Electric and Gas Company (PSE&G), PSEG Power, and PSEG Long Island.

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Forward-Looking Statement

The statements contained in this communication about our and our subsidiaries’ future performance, including, without limitation, future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on information currently available and on reasonable assumptions, we can give no assurance they will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC), and available on our website: http://www.pseg.com. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this communication. In addition, any forward-looking statements included herein represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

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